EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 28th day of July, 2005, between IMMUCELL CORPORATION, a Delaware Corporation (the “Company”), and Joseph H. Crabb, of Falmouth, Maine (“Crabb”).

WITNESSETH:

In consideration of the mutual promises hereinafter contained, the parties hereto agree as follows:

1. EMPLOYMENT AND TERM. The Company hereby agrees to employ Crabb and Crabb hereby agrees to accept half-time employment by the Company, subject to the provisions of this Agreement, for a term ending on December 31, 2007. Except as provided in Section 6(e) below, this Agreement replaces and supersedes Crabb’s prior Employment Agreement with the Company, which Agreement became effective January 1, 2005. This Agreement is renewable only upon the mutual written agreement of terms to be negotiated by both the Company and Crabb.

2. DUTIES OF CRABB. Crabb shall continue to be employed by the Company as its Vice President and Chief Scientific Officer, performing such duties consistent with such position as its Board of Directors shall assign to Crabb from time to time. As an exempt employee, Crabb shall work those hours that are reasonably necessary to complete his assigned duties on behalf of the Company, with the understanding that it is expected that his time commitment to his position responsibilities shall average at least twenty (20) hours per week. Even though working a half-time schedule, Crabb shall serve the Company faithfully and diligently, using his best efforts to promote the interests of the Company. Crabb further agrees when called upon to serve as a member of the Board of Directors of the Company. Any service as a director shall be part of Crabb’s expected time commitment to the Company and therefore performed without expectation of any additional compensation.

3. COMPENSATION.

(a)	Base salary. As compensation for his services hereunder, the Company shall continue to pay Crabb a salary of $7,307.58 per month, provided that on January 1, 2006, and again on January 1, 2007, such amount shall be increased by the percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) for the twelve (12) month period ending with the prior December, as reported by the Bureau of Labor Statistics of the U.S. Department of Labor.

(b)	Employee Benefits. Working a half-time schedule, Crabb shall be entitled to participate in any benefits provided by the Company to its employees, such as life insurance and disability insurance, subject to the eligibility requirements and other terms and conditions of such plans as they may change from time to time. In no way limiting the above, Crabb shall be eligible to receive health insurance benefits under the same terms and conditions as other employees of the Company subject to the provisions of the Company’s health insurance plan, as amended from time to time. Crabb shall also be eligible for a 401(k) Plan employer match in accordance with the terms of that Plan as it may be amended from time to time.

Holiday, vacation and sick time shall be governed by the policies of the Company, as they may change from time to time, subject to the following:

(i) During weeks in which a holiday falls, Crabb’s expected commitment to his position responsibilities shall be reduced by 4 hours (50% of the 8 hour holiday) to average 16 hours per week.

(ii) Crabb shall be entitled to accrue up to 80 hours of vacation time per year (50% of the 20 vacation days that may be accrued by a full-time employee with his number of years of service to the Company).

(iii) Crabb shall be entitled to accrue up to 24 hours of sick time per year (50% of the sick time that may be accrued by full-time employees), and maintain his earned sick day bank in force for use in the event of a catastrophic illness or disability. Given the flexibility provided in Crabb’s work schedule, it is not anticipated that sick time will be needed in a significant way to achieve the half-time work commitment.

(c)	Existing Stock Options. This Agreement is not intended to modify the terms of any of Crabb’s outstanding stock option agreements with the Company.

(d)	Cash Bonus. Neither this Agreement nor Crabb’s change of status to a half-time schedule shall disqualify Crabb from consideration for incentive compensation, although Crabb understands his half-time status may be a factor considered by the Company when deciding the amount of any bonus award.

4. TERMINATION OF EMPLOYMENT.

(a)	Early Termination. Except as provided in subsections 4(b) and 4(c) below, this Agreement shall terminate at the end of its term as provided in Section 1 above.

(b)	Termination by Company without Just Cause. The Company may terminate this Agreement and Crabb’s employment without Just Cause before the end of the term of this Agreement by providing Crabb written notice of such termination. In the event of such early termination by the Company without Just Cause, Crabb shall be entitled to receive severance pay in an amount equal to the balance of his salary that otherwise would have been paid throughout the then remaining term of this Agreement.

Notwithstanding the above, as a condition of receiving the severance payment provided for herein, Crabb must first execute and deliver to the Company a release agreement, in a form reasonably satisfactory to the Company, releasing any claims Crabb may have against the Company or its agents, arising out of his employment or termination of employment. Payment of this severance pay shall be made within thirty (30) days after the execution and delivery of the release agreement.

(c)	Termination for Just Cause. A majority of the Board of Directors of the Company may at any time terminate this Agreement and the employment of Crabb for just cause (as hereinafter defined) upon seven (7) days’ written notice to Crabb. Upon the expiration of such seven (7) day period, Crabb’s employment with the Company shall cease, and from and after such date the Company shall have no further liability or obligation to make any payments or provide any benefits which would otherwise be paid to Crabb hereunder, except as such have accrued on or before such date.

As used in this subsection (c), “just cause” shall be deemed to include only the following:

(i)	Crabb’s conviction of a felony involving moral turpitude or dishonesty; or

(ii)	Crabb’s persistent failure to comply with the reasonable directives or assignments of the Company’s Board of Directors, provided that such directives or assignments are consistent with Crabb’s status and position as set forth in Section 2 of this Agreement; or

(iii)	Crabb’s persistent failure to devote his best efforts to the business and affairs of the Company in the manner contemplated by Section 2 of this Agreement; or

(iv)	Crabb’s breach of the requirements of Section 5 of this Agreement or Attachment A as referenced therein.

(d)	Certain Events. In the event that (i) following the termination of Crabb’s employment pursuant to subsection (b) of this Section 4 the Company shall fail to pay Crabb when due, or within ten (10) business days thereafter, all current sums payable to Crabb pursuant to said subsection (b), or (ii) following the termination of Crabb’s employment for any reason whatsoever, the Company or any successor or assignee of the Company entitled to the benefits of this Agreement shall cease to conduct the business of the Company engaged in by the Company at the time of such termination, then, and in either such event, the covenants against competition set forth in Section 5 of this Agreement shall be terminated and Crabb shall thereafter not be bound by the provisions thereof. The termination of said covenants against competition shall not alter or affect the obligation of the Company to make any payments required to be made to Crabb pursuant to the provisions of subsection (b) of this Section 4.

5. COVENANTS CONCERNING OUTSIDE ACTIVITIES.

(a)	Existing Covenants. Crabb hereby covenants that while employed by the Company, and after the termination of Crabb’s employment with the Company, whether before or after the term of this Agreement and whether or not this Agreement is extended, he will abide by the terms of the “Agreement in Connection with Employment” dated September 19, 1988, between Crabb and the Company, a copy of which is appended hereto as Attachment A. Notwithstanding the above, the parties agree that the prohibitions against competition set forth in Paragraph 4 of Attachment A shall not apply to Crabb as written, but instead that Crabb may, during or after the term of his employment, work or consult for others in the human or animal health field except with respect to research and development relating to, or any business activity pertaining to, a “Protected Product or Technology” (as hereafter defined) or any products or processes competitive with a Protected Product or Technology.

For the purposes of this Agreement, “Protected Product or Technology” shall mean and include:

(i)	First Defense®

(ii)	Wipe Out® Dairy Wipes, Mast Out® and other Nisin-containing products of the Company or its sublicensees

(iii)	Failure of Passive Transfer (FPT) products for calves

(iv)	DiffGAM

(v)	TravelGAM

(vi)	Crypto-Scan®

(vii)	The diagnosis of Johne’s Disease using Nisin or immunomagnetic separation

“Protected Product or Technology” shall also mean and include any new products or technologies of the Company or any product improvements with respect to (i) through (vii) above whether then existing or, to Crabb’s knowledge, under consideration or development by the Company.

This limitation on research, development and business activities shall remain effective throughout the term of Crabb’s association with the Company as an employee, director and/or consultant, and for one (1) year after the date that Crabb no longer has any such association. Nothing contained in this subsection shall be construed to limit or waive Crabb’s confidentiality obligations to the Company, whether under Attachment A or otherwise.

(b)	Covenant Concerning Employees. Crabb hereby covenants that while an employee, director and/or consultant with the Company, and for one (1) year after the date that

Crabb no longer has any such association, Crabb will not directly or indirectly hire any person then employed by the Company or persuade, induce or otherwise encourage any such person to leave the employ of the Company.

(c)	Survival of Obligations. Notwithstanding the termination of this Agreement, Crabb shall continue to be bound by the provisions of this Section 5 and such termination shall not affect any obligations Crabb may have pursuant to this Section 5 or Attachment A as provided herein.

6. MISCELLANEOUS.

(a)	Notice. Any notice given hereunder shall be set forth in writing and shall be hand-delivered or mailed, if to the Company, at the address of its principal offices on the date upon which such notice is given, and if to Crabb, at the then current residential address of Crabb (as reflected on the records of the Company) by any of the aforesaid means. Any such notice shall be deemed effective on the earliest to occur of the date actually delivered to the specified address; the second business day after being deposited in the United States mail, if sent by registered or certified mail, postage prepaid, return receipt requested; or the date actually received.

(b)	Death. In the event of the death of Crabb during the term of this Agreement while he shall be an employee of the Company, Crabb’s compensation pursuant to Section 3 hereof shall cease as of the last day of the month in which Crabb’s death occurs. Any remaining amounts owing to Crabb pursuant to Section 3 hereof in respect to such month shall be paid to his estate or shall pass by applicable laws of descent and distribution. In the event of the death of Crabb after he has terminated his employment with the Company, but prior to the payment of all amounts payable to him pursuant to the provisions of subsection (b) of Section 4 hereof, the remaining such amounts shall be paid to the representatives of Crabb’s estate.

(c)	Injunctive Relief. The parties agree that the extent of damage to the Company in the event of the breach by Crabb of the covenants contained in Section 5 of this Agreement and/or Attachment A would be difficult or impossible to ascertain and that there would be no adequate remedy at law available to the Company in the event of such breach. Therefore, in the event of any such breach, the Company shall be entitled to enforce any or all of such covenants by injunction or other equitable relief in addition to receiving damages or other relief to which the Company may be entitled.

(d)	Binding Effect; Assignment. This Agreement and the Company’s rights under this Agreement may be assigned or transferred by the Company to any successor in interest to the Company or the business of the Company. This Agreement is a personal contract and the rights and interest of Crabb herein may not be sold, transferred, assigned, pledged or hypothecated by Crabb, and any such attempted sale, transfer, assignment, pledge or hypothecation shall be null, void and of no effect.

(e)	Entire Agreement. Except as set forth in the next succeeding sentence, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all prior agreements and understandings, written and oral with respect to the subject matter hereof, and may not be amended or modified except by an instrument in writing signed by both parties hereto. It is understood and agreed that the following additional agreements shall remain in full force and effect and shall not be superseded by this Agreement: (i) the “Agreement in Connection with Employment” dated September 19, 1988 and appended hereto as Attachment A (as amended by Section 5(a) of this Agreement), (ii) the provisions contained Section 3(c) of the Employment Agreement dated April 29, 1999 between Crabb and the Company, regarding nonqualified stock options granted to Crabb, and (iii) all other incentive and nonqualified stock option agreements previously entered into between Crabb and the Company, which agreements remain in full force to the same extent they were in force before this Agreement was executed.

(f)	Severability. If any provision of this Agreement is declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

(g)	Law Governing. This Agreement shall be governed by and enforced in accordance with the laws of the State of Maine

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending the same to take effect as a sealed instrument, as of the date first above written.

IMMUCELL CORPORATION

By:	/s/ Joseph H. Crabb	By:	/s/ Michael F. Brigham
	Joseph H. Crabb		Michael F. Brigham, President and CEO

		By:	/s/ Anthony B. Cashen
Anthony B. Cashen, Chairman, Compensation and Stock Option Committee